Exhibit 99.1

GrowGeneration Acquires Horticultural Rep Group

NEWS PROVIDED BY

GrowGeneration

Jan 31, 2022, 07:00 ET

Expands GrowGen’s Global Supply Chain and Private Label Initiatives

DENVER, Jan. 31, 2022 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the acquisition of Horticultural Rep Group (HRG).

“With this acquisition, GrowGen is strengthening its global product supply chain and adding significant distribution of its growing list of private label products,” said Michael Salaman, President and co-founder of GrowGen. “Keith Harrington is one of the most respected executives and one of the early innovators of the U.S. modern horticultural market. We are excited that he will contribute his multi-decade expertise to the GrowGen team.”

“I am looking forward to working with GrowGen to build out a tri-continent supply chain to offer developing markets around the world a best-of-breed supply of products from Asia, Europe, and the United States on one platform.” said Keith Harrington, Founder and President of HRG. “Given the current pace of consolidation happening in the U.S. market, I chose to partner with GrowGen because I believe it currently has the best management team in the industry and the best understanding of the culture of the market, which is important to me. I am excited to help them grow that culture and their business at the same time.” Mr. Harrington has been appointed Senior Vice President of Business Development at GrowGen.

HRG is a specialty marketing and sales organization of horticultural products based in Ogden, Utah. HRG represents hundreds of product SKU’s for GrowGen and other companies that are popular brands in the hydroponics market. In addition, HRG has participated in the sourcing of products across the horticultural and hydroponics industry. HRG will continue to supply the 800+ retail customers it currently services. HRG generated estimated revenue of $10 million in 2021 from sales agent commissions and distribution activity.

Mr. Harrington has been in the lighting and heavy manufacturing industry his entire career. He started a horticultural lighting supply chain in the 1990’s and was also the majority owner of one of the two major hydroponic distributors at that time, Diamond Garden Supplies. Harrington established manufacturing and product sourcing offices in Xiamen, China in 1995, and he developed many of the original sources of product for the horticultural market coming out of China, many of which are still utilized today. Over the last 25 years, he has helped to develop, manufacture, and distribute many of the environmental/lighting controllers and horticultural lighting fixtures that have been sold in the 52 countries making up the global hydroponic market.

About GrowGeneration Corp:

GrowGeneration owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGeneration has 63 stores, which include 23 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 6 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico. GrowGeneration also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. and a leading manufacturer of indoor vertical racking systems.  GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Company Inquiries:
GrowGeneration Corp.
John Evans
(415) 309-0230
john.evans@growgeneration.com

IR Contact:
ICR, Inc.
Clay Crumbliss, CFA
Managing Director
(203) 682-8387
clay.crumbliss@icrinc.com

SOURCE GrowGeneration